Exhibit 99.1

GLDD ACQUISITIONS CORP. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS FOR

THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003,

AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
GLDD Acquisition Corp. and Subsidiaries
Oak Brook, Illinois

We have audited the accompanying consolidated balance sheets of GLDD Acquisition Corp. and Subsidiaries as of December 31, 2005 and 2004 (successor company), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. Additionally, we have audited the consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2003 of Great Lakes Dredge & Dock Corporation (predecessor company). Hereinafter, GLDD Acquisitions Corporation and Great Lakes Dredge & Dock Corporation are referred to as the “Company.” Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statement of Amboy Aggregates (“Amboy”) joint venture for the year ended December 31, 2003, the Company’s investment in which is accounted for using the equity method. The Company’s equity of $1.0 million in Amboy’s net income for the year ended December 31, 2003, are included in the accompanying financial statements. The financial statements of Amboy were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such joint venture, is based solely on the report of such other auditors for the year ended December 31, 2003.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, GLDD Acquisitions Corporation was formed in 2003 to effect the acquisition of Great Lakes Dredge & Dock Corporation. The financial statements of GLDD Acquisitions Corporation reflect the revaluation of the net assets of Great Lakes Dredge & Dock Corporation at the date of acquisition. Therefore, the amounts reported for GLDD Acquisitions Corporation are not comparable to the amounts shown for Great Lakes Dredge & Dock Corporation.

/s/ Deloitte & Touche LLP
Chicago, Illinois
August 4, 2006

GLDD ACQUISITION CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

(In thousands, except per share amounts)

	2005	2004
ASSETS

CURRENT ASSETS:
Cash and equivalents	$601	$1,962
Accounts receivable—net	85,114	65,762
Contract revenues in excess of billings	14,352	12,439
Inventories	17,084	16,497
Prepaid expenses	4,700	4,274
Other current assets	12,413	11,380

Total current assets	134,264	112,314
PROPERTY AND EQUIPMENT—Net	240,849	256,594
GOODWILL	98,747	103,563
OTHER INTANGIBLE ASSETS—Net	1,579	3,267
INVENTORIES	11,206	11,278
INVESTMENTS IN JOINT VENTURES	8,605	7,965
OTHER	11,987	13,654

TOTAL	$507,237	$508,635

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$50,836	$46,770
Accrued expenses	24,264	17,676
Billings in excess of contract revenues	8,108	6,706
Current maturities of long-term debt	1,950	1,950

Total current liabilities	85,158	73,102
LONG-TERM DEBT	248,850	252,300
DEFERRED INCOME TAXES	88,154	90,429
OTHER	4,473	5,314

Total liabilities	426,635	421,145

MINORITY INTERESTS	1,850	1,599

REDEEMABLE PREFERRED STOCK	101,978	94,285

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Common stock—$0.01 par value; 1,000,000 shares issued and outstanding	10	10
Additional paid-in capital	9,990	9,990
Accumulated deficit	(33,017)	(18,372)
Accumulated other comprehensive loss	(209)	(22)

Total stockholders’ deficit	(23,226)	(8,394)

TOTAL	$507,237	$508,635

GLDD ACQUISITION CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(In thousands except for per share amounts)

	Successor Company		Predecessor Company
	2005	2004	2003
CONTRACT REVENUES	$423,399	$350,862	$398,800

COSTS OF CONTRACT REVENUES	372,046	314,940	328,196

GROSS PROFIT	51,353	35,922	70,604

OPERATING EXPENSES:
General and administrative expenses	29,322	25,473	27,867
Amortization of intangible assets	786	4,174
Impairment of intangibles	5,718
Subpoena-related expenses	2,865	2,317
Demolition litigation expense		1,275
Sale-related expenses		273	10,635

Total operating income	12,662	2,410	32,102

OTHER INCOME (EXPENSE):
Interest expense—net	(23,055)	(20,334)	(20,717)
Sale-related financing costs			(13,113)
Equity in earnings of joint ventures	2,328	2,339	1,422
Minority interests	(251)	132	28

Total other income (expense)	(20,978)	(17,863)	(32,380)

LOSS BEFORE INCOME TAXES	(8,316)	(15,453)	(278)

INCOME TAX BENEFIT (PROVISION)	1,364	4,366	(1,318)

NET LOSS	$(6,952)	$(11,087)	$(1,596)

REDEEMABLE PREFERRED STOCK DIVIDENDS	(7,693)	(7,285)	—

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(14,645)	$(18,372)	$(1,596)

Basic and diluted earning (loss) per share	$(14.64)	$(18.37)	$(31.92)
Basic and diluted weighted average shares	1,000	1,000	50
Unaudited pro forma basic and diluted earnings per share	$(0.24)
Unaudited pro forma basic and diluted weighted average shares	28,219

See notes to consolidated financial statements.

GLDD ACQUISITION CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(In thousands, except share amounts)

	Number of Shares				Additional		Accumulated Other		Note Receivable From Stockholder
	Preferred Stock	Common Stock	Preferred Stock	Common Stock	Paid-in Capital	Accumulated Deficit	Comprehensive Income (Loss)	Treasury Stock		Total
Predecessor Company
BALANCE—January 1, 2003	45,000	5,000,000	$1	$50	$50,457	$(62,787)	$103	$(162)	$(68)	$(12,406)
Reverse stock split (1 for 100)		(5,000,000)								—
		50,000
Repayment on note receivable from stockholder									68	68
Comprehensive income (loss):
Net loss						(1,596)				(1,596)
Reclassification of derivative gains to earnings (net of tax of $625)							(970)			(970)
Change in fair value of derivatives (net of tax of $759)							1,176			1,176

Total comprehensive loss										(1,390)
Effect of Transaction on Predecessor Company	(45,000)	(50,000)	(1)	(50)	(50,457)	64,383	(309)	162	—	(13,728)

BALANCE—December 31, 2003	—	—	—	—	—	—	—	—	—	—
Successor Company
Issuance of new shares to GLDD Acquisitions Corp.	—	1,000,000	—	10	9,990	—	—	—	—	10,000
BALANCE—December 31, 2003	—	1,000,000	—	10	9,990	—	—	—	—	10,000
Accumulated dividends on preferred stock						(7,285)				(7,285)
Comprehensive income (loss):
Net loss						(11,087)				(11,087)
Reclassification of derivative gains to earnings (net of tax of $1,062)							(1,654)			(1,654)
Change in fair value of derivatives (net of tax of $1,048)							1,632			1,632
Total comprehensive loss	—	—	—	—	—	(11,087)	—	—	—	(11,109)

BALANCE—December 31, 2004	—	1,000,000	—	10	9,990	(18,372)	(22)	—	—	(8,394)
Accumulated dividends on preferred stock						(7,693)				(7,693)
Comprehensive income (loss):
Net loss						(6,952)				(6,952)
Reclassification of derivative gains to earnings (net of tax of $1,192)							(1,838)			(1,838)
Change in fair value of derivatives (net of tax of $1,071)							1,651			1,651
Total comprehensive loss	—	—	—	—	—	(6,952)	(187)	—	—	(7,139)

BALANCE—December 31, 2005	—	1,000,000	$—	$10	$9,990	$(33,017)	$(209)	$—	$—	$(23,226)

See notes to consolidated financial statements.

GLDD ACQUISITION CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

PERIODS ENDED DECEMBER 31, 2005, 2004 AND 2003

(In thousands)

	Successor Company			Predecessor Company
	2005	2004	December 31, 2003	Jan 1-Dec 31, 2003
OPERATING ACTIVITIES:
Net loss	$(6,952)	$(11,087)	$—	$(1,596)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	24,686	26,853		16,294
Loss (earnings) of joint ventures	(2,328)	(2,339)		(1,422)
Distribution from equity joint ventures	1,625	1,925
Minority interests	251	(132)		(28)
Deferred income taxes	(1,695)	(6,388)		3,906
Gain on dispositions of property and equipment	(342)	(394)		(2,506)
Impairment of goodwill and intangible assets	5,718
Other—net	1,667	1,729		5,660
Changes in assets and liabilities:
Accounts receivable	(19,352)	(893)		(12,744)
Contract revenues in excess of billings	(1,913)	(1,203)		1,816
Inventories	(515)	(3,204)		(1,461)
Prepaid expenses and other current assets	(1,919)	4,252		(771)
Accounts payable and accrued expenses	10,133	12,495	(6,458)	17,252
Billings in excess of contract revenues	1,401	(2,102)		(2,107)
Other non-current assets and liabilities	(185)	(2,063)		3,877

Net cash flows from operating activities	10,280	17,449	(6,458)	26,170

INVESTING ACTIVITIES:
Purchases of property and equipment	(12,645)	(23,085)		(37,650)
Dispositions of property and equipment	5,468	10,261		5,840
Cash released from (funded to) equipment escrow		876		(2,451)
Acquisition of Predecessor common and preferred shares		527	(129,142)
Payment of sale-related expenses			(19,994)
Disposition of interest in Riovia investment				1,200
Equity investment in land				(1,047)
Purchase portion of minority interests’ share in NASDI				(75)

Net cash flows from investing activities	(7,177)	(11,421)	(149,136)	(34,183)

FINANCING ACTIVITIES:
Repayments of long-term debt	(5,450)	(4,450)	(1,762)	(9,238)
Borrowings under (repayments of) revolving loans—net	2,000		(5,000)	1,000
Repayment of NASDI stockholder notes			(3,000)
Proceeds from issuance of new long-term debt			60,300	23,400
Proceeds from issuance of 7 3/4% senior subordinated notes			175,000
Redemption of 11 1/4% senior subordinated notes			(155,000)
Proceeds from issuance of Successor common shares			94,309
Financing fees		(1,149)	(14,050)	(388)
Repayment of capital lease debt	(1,014)	(1,242)		(713)
Other				68

Net cash flows from financing activities	(4,464)	(6,841)	150,797	14,129

NET CHANGE IN CASH AND EQUIVALENTS	(1,361)	(813)	(4,797)	6,116

CASH AND EQUIVALENTS—Beginning of period	1,962	2,775	7,572	1,456

CASH AND EQUIVALENTS—End of period	$601	$1,962	$2,775	$7,572

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$21,230	$17,483	$6,458	$19,286

Cash paid (refunded) for taxes	$234	$(5,013)	$—	$6,286

See notes to consolidated financial statements.

GLDD ACQUISITIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(In thousands, except per share amounts)

1.             NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Recapitalization—GLDD Acquisitions Corp. and its subsidiaries are in the business of marine construction, primarily dredging, and commercial and industrial demolition services. The Company’s primary dredging customers are domestic and foreign government agencies, and its primary demolition customers are general contractors, corporations that commission projects, non-profit institutions such as universities and hospitals, and local government and municipal agencies.

GLDD Acquisitions Corp. was formed in 2003 to effect the acquisition of Great Lakes Dredge and Dock Corporation (GLDD) by Madison Dearborn Capital Partners IV, L.P. (“MDP”), an affiliate of Chicago based private equity investment firm Madison Dearborn Partners, LLC, from its former owner, Vectura Holding Company LLC (“Vectura”). The acquisition price was approximately $362 million, including fees and expenses, and the transaction was accounted for as a purchase (the “Transaction”). As a result of the acquisition, GLDD Acquisitions Corp., owns 100% of the equity securities of Great Lakes Dredge & Dock Corporation and certain members of Great Lakes’ management own approximately 15% of the outstanding common stock of GLDD Acquisitions Corp. and MDP and certain of its co-investors own the remaining 85%. In addition, MDP and certain of its co-investors own 97% of the preferred stock and Great Lakes management team owns the remaining 3%. See Note 2 for a description of the Transaction. Hereinafter GLDD Acquisitions Corp. is referred to as the Company.

Principles of Consolidation and Basis of Presentation—The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated. The equity method of accounting is used for investments in unconsolidated investees in which the Company has significant influence. Other investments, if any, are carried at cost.

The formation of the Company and acquisition of GLDD by MDP was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”), Business Combinations, resulting in a new basis of accounting subsequent to the Transaction. For presentation herein, the financial statements up to the date of the purchase are denoted as Predecessor Company and are the financial statements of GLDD, while the financial statements prepared subsequent to the Transaction are denoted as Successor Company and are the financial statements of the Company. Due to the new basis of accounting, the amounts reported for the Company are not comparable to the amount shown for GLDD. The purchase was consummated on December 22, 2003, but was accounted for as if it had occurred on December 31, 2003. Management determined that results of operations were not significant and no material transactions occurred during the period from December 23 to December 31, 2003.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue and Cost Recognition on Contracts—Substantially all of the Company’s contracts for dredging services are fixed-price contracts, which provide for remeasurement based on actual quantities dredged. The majority of the Company’s demolition contracts are also fixed-price contracts, with others managed as time-and-materials or rental projects. In accordance with the American Institute of Certified Public Accountants’ Statement of Position 81-1, Accounting for the Performance of Construction-Type and Certain Production-Type Contracts, contract revenues are recognized under the percentage-of-completion method, based on the Company’s engineering estimates of the physical percentage completed for dredging projects and using a cost-to-cost approach for demolition projects. For dredging projects, costs of contract revenues are adjusted to reflect the gross profit percentage expected to be achieved upon ultimate completion of each dredging project. For demolition contracts, contract revenues are adjusted to reflect the estimated gross profit percentage. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Claims for additional compensation due the Company are not recognized in contract revenues until such claims are settled. Billings on contracts are generally submitted after verification with the customers of physical progress and may not match the timing of revenue recognition. The difference between amounts billed and recognized as revenue is reflected in the balance sheet as either contract revenues in excess of billings or billings in excess of contract revenues. Modifications may be negotiated when a change from the original contract specifications is encountered, necessitating a change in project scope or performance methodology and/or material disposal. Thus, the resulting modification is considered a change in the scope of the original project to which it relates. Significant expenditures incurred incidental to major contracts are deferred and recognized as contract costs based on contract performance over the duration of the related project. These expenditures are reported as prepaid expenses.

Classification of Current Assets and Liabilities—The Company includes in current assets and liabilities amounts realizable and payable in the normal course of contract completion unless completion of such contracts extends significantly beyond one year.

Cash Equivalents—The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories—Inventories consist mainly of pipe, purchased spare parts, and supplies used in the Company’s dredging operations. Inventories are stated at the lower of cost or market, using an average cost methodology.

Property and Equipment—Capital additions, improvements and major renewals are classified as property and equipment and are carried at cost. Maintenance and repairs are charged to earnings as incurred. Depreciation is provided over the estimated useful lives of property and equipment using the straight-line method. The estimated useful lives by class of assets are 10 years for buildings and improvements, 5 to 10 years for furniture and fixtures, 3 to 10 years for vehicles, dozers and other light operating equipment and systems, and 10 to 30 years for heavy operating equipment, such as barges and dredges. Leasehold improvements are amortized over the shorter of their remaining useful lives or the remaining lives of the leases.

Goodwill and Other Intangibles—Goodwill represents the excess of the purchase price of net tangible and intangible assets acquired in business combinations over their estimated fair value. Other intangibles mainly represent developed technology and databases, customer relationships, and customer contracts acquired in business combinations. Goodwill resulting from the Transaction is tested annually for impairment in the third quarter of each year, or more frequently should circumstances dictate.

The other intangible assets identified with respect to the Transaction are being amortized over a 7 to 10 year period, except for the intangible assets related to customer contracts, which are being amortized over approximately 13 to 15 months, consistent with the average remaining duration of the underlying contracts.

Long-Lived Assets—Long-lived assets are comprised of property and equipment and intangible assets subject to amortization. Pursuant to the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets to be held and used are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable by comparing the undiscounted cash flows associated with the assets to their carrying amounts. If such a review indicates an impairment, the carrying amount would be reduced to fair value. If long-lived assets are to be disposed, depreciation is discontinued, if applicable, and the assets are reclassified as held for sale at the lower of their carrying amounts or fair values less costs to sell.

Asset Retirement Obligations—In March 2005, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations, which is effective for fiscal years ending after December 15, 2005 and is an interpretation of FASB Statement No. 143 (“SFAS No.143”), Accounting for Asset Retirement Obligations. FIN 47 requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the fair value of the liability can be reasonably estimated. Interpretation No. 47 further clarifies what the term “conditional asset retirement obligation” means with respect to recording the asset retirement obligation discussed in SFAS No. 143. The adoption of FIN 47 did not have a material impact on the Company’s consolidated financial position, annual results of operations or cash flows.

Self-insurance Reserves—The Company self-insures costs associated with workers’ compensation claims, hull and equipment liability and general business liabilities, up to certain limits. Insurance reserves are established for estimates of the loss that the Company will ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported. In determining its estimates, the Company incorporates historical loss experience and judgments about the present and expected levels of cost per claim. Trends in actual experience are a significant factor in determination of such reserves.

Income Taxes—The Company records income taxes based upon SFAS No. 109, Accounting for Income Taxes, which requires the use of the liability method of accounting for deferred income taxes. The provision for income taxes includes federal, foreign and state income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities.

Fair Value of Financial Instruments—The carrying value of financial instruments included in current assets and current liabilities approximates fair values due to the short-term maturities of these instruments. The carrying value of long-term bank debt is a reasonable estimate of its fair value as interest rates are variable, based on the prevailing market rates. At December 31, 2005 and 2004, the Company had long-term subordinated notes outstanding with a recorded book value of $175,000. The fair value of these notes was $157,500 and $157,938 at December 31, 2005 and 2004, respectively, based on quoted market prices.

Minority Interest—The Company owns 85% of the capital stock of NASDI, a demolition service provider located in the Boston, Massachusetts area. The remaining 15% of the capital stock is owned by a senior manager of NASDI. Minority interest at December 31, 2005 and 2004, reflects the remaining NASDI management stockholder’s 15% non-voting interest in NASDI.

Capital Stock—As a result of the purchase of the Company, after the acquisition (see Note 2), the Company’s authorized capital stock consists of (i) 90,000 shares of Series A Preferred Stock, of which 77,500 shares were issued and outstanding at December 31, 2005 and 2004 respectively, (ii) 10,000 shares of Series B Preferred Stock, of which 9,500 shares were issued and outstanding at December 31, 2005 and 2004 respectively, and (iii) 1,500,000 shares of Common Stock of which 1,000,000 were issued and outstanding at December 31, 2005 and 2004, respectively. All stock has a par value of $.01 per share.

The Predecessor Company had class A and class B non-voting common stock and one class of preferred stock.

Redeemable Preferred Stock—Dividends on the Company’s Series A and Series B Preferred Stock are cumulative semiannually and payable upon declaration at a rate of 8% commencing December 23, 2003. The Series A Preferred Stock may be redeemed at the option of the majority of the holders after December 31, 2014 at $1,000 per share, plus accrued dividends. The Series B Preferred Stock may be redeemed at the option of the majority of the holders after December 31, 2023 at $1,000 per share, plus accrued dividends. The redemption and liquidation values are $1,000 per share plus accrued and unpaid dividends. The holders of Preferred Stock are entitled to payment before any capital distribution is made with respect to any Junior Securities and have no voting rights. However, the Company’s ability to pay any dividends is restricted by its various credit agreements. As of December 31, 2005 and 2004 there were $14,978 and $7,285, respectively, in accumulated dividends outstanding. Due to a redemption clause, this stock is considered a mezzanine security and is recorded outside of stockholders’ equity (deficit), in accordance with Emerging Issues Task Force (EITF) Topic D-98.

Earnings Per Share-  Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common share outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock.

There are no dilutive effects on the earnings or shares in the years presented. The computations for basic and diluted earnings per share from continuing operations are as follows:

	2005	2004	2003
Loss from continuing operations	$(6,952)	$(11,087)	$(1,596)
Dividends on redeemable preferred stock	(7,693)	(7,285)	—
Net loss available to common shareholders	$(14,645)	$(18,372)	$(1,596)
Weighted average common shares outstanding:
Basic	1,000	1,000	50
Earnings per share:
Basic and diluted	$(14.64)	$(18.37)	$(31.92)

2.             SALE TRANSACTION

On December 22, 2003, MDP acquired control of GLDD Acquisitions Corp. and for an initial purchase price of $362,111, including fees and expenses. Great Lakes Dredge and Dock Corporation became a wholly owned subsidiary of GLDD Acquisitions Corp. as a result of the Transaction. The acquisition was financed by new equity contributions of $97,000; term loan and revolver borrowings under a new senior credit facility of approximately $60,300 and $2,000, respectively; the issuance of $175,000 of 7.75% Senior Subordinated Notes due 2013; the rollover of term loan borrowings under a new equipment financing facility of $23,400; the rollover of approximately $1,558 million of capital leases; and cash on hand of $2,853. As mentioned previously, the purchase was accounted for as if it had occurred on December 31, 2003, as management determined that results of operations were not significant and no material transactions occurred during the period from December 23 to December 31, 2003. The purchase price was subject to certain working capital and debt adjustments to be finalized approximately three months subsequent to the Transaction, as defined per the merger agreement. The adjustments were finalized in April of 2004, resulting in a decrease to the initial purchase price of $527.

Following is a summary of the fair values of the assets acquired and liabilities assumed as of the date of the acquisition:

Current assets	$116,584
Property and equipment	263,746
Other intangible assets	7,441
Goodwill	103,563
Other assets	31,391

Total assets acquired	522,725

Current liabilities	56,043
Other liabilities	105,098

Total liabilities assumed	161,141

Total purchase price	$361,584

The purchase price was allocated to the acquired assets and liabilities based on their fair values at December 31, 2003, as determined by management’s estimates. At December 31, 2005, after reviewing for any impairment, goodwill of $79,097 and $19,650 has been assigned to the dredging and demolition reporting units, respectively. See Notes 5 and 8 regarding the current year impairment of demolition unit goodwill and intangibles.

In connection with the sale, the Company incurred transaction expenses of approximately $23,748, which were reflected in the Company’s 2003 Predecessor Company statement of operations. These transaction expenses include sale-related operating expenses of $10,635 for advisory fees and discretionary bonuses paid to management and sale-related financing costs of $13,113 related to the early extinguishment of the GLDD’s 11 1/4% senior subordinated notes and write-off of deferred financing costs related to the GLDD’s prior debt structure. In addition, the Company incurred other acquisition-related costs of approximately $2,691, which were capitalized as direct costs of the Transaction.

3.             ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2005 and 2004, are as follows:

	2005	2004
Completed contracts	$33,818	$13,971
Contracts in progress	41,885	43,088
Retainage	10,016	9,211

	85,719	66,270
Allowance for doubtful accounts	(605)	(508)

Total	$85,114	$65,762

4.             CONTRACTS IN PROGRESS

The components of contracts in progress at December 31, 2005 and 2004, are as follows:

	2005	2004
Costs and earnings in excess of billings:
Costs and earnings for contracts in progress	$196,846	$232,994
Amounts billed	(185,635)	(221,243)

Costs and earnings in excess of billings for contracts in progress	11,211	11,751

Costs and earnings in excess of billings for completed contracts	3,141	688

	$14,352	$12,439

Prepaid contract costs (included in prepaid expenses)	$1,541	$718

Billings in excess of costs and earnings:
Amounts billed	$(113,243)	$(196,639)
Costs and earnings for contracts in progress	105,135	189,933

Total	$(8,108)	$(6,706)

5.             GOODWILL

In the third quarter of 2005, the Company performed its annual assessment for the impairment of goodwill. At the time of the Company’s sale transaction in December 2003, a portion of the total goodwill had been allocated to the demolition segment. Although NASDI achieved its 2005 forecast and is projected to be cash flow positive going forward, Company management does not believe that it will achieve the future returns contemplated in the 2003 forecasts prepared when the goodwill was allocated. These downward revised projections for the demolition business are attributable to higher anticipated incentive pay to retain a key member of the demolition business’ management. Based on these revised projections the Company determined there was an impairment of the goodwill related to its demolition reporting unit. Therefore, the Company recorded a non-cash write-down of $4,816 to reflect management’s best estimate, using a discounted cash flow model, of the impairment to goodwill.

6.             PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2005 and 2004, are as follows:

	2005	2004
Land	$2,870	$2,870
Buildings and improvements	270	125
Furniture and fixtures	1,154	1,129
Operating equipment	282,700	275,102

	286,994	279,226
Accumulated depreciation	(46,145)	(22,632)

Total	$240,849	$256,594

7.             INVESTMENTS IN JOINT VENTURES

The Company has a 50% ownership interest in Amboy Aggregates (“Amboy”), whose primary business is the dredge mining and sale of fine aggregate. The Company accounts for its investment in Amboy using the equity method. The following table includes Amboy’s summarized financial information for the periods presented.

	2005	2004	2003
Current assets	$7,943	$7,727	$6,414
Noncurrent assets	8,942	8,420	9,367

Total assets	16,885	16,147	15,781

Current liabilities	(1,676)	(2,160)	(2,625)

Noncurrent liabilities			(147)

Equity	$15,209	$13,987	$13,009

Revenue	$28,363	$26,773	$19,316
Costs and expenses	(23,765)	(22,095)	(17,412)

Net income (loss)	$4,598	$4,678	$1,904

Amboy has a loan with a bank, which contains certain restrictive covenants, including limitations on the amount of distributions to its joint venture partners. It is the intent of the joint venture partners to periodically distribute Amboy’s earnings, to the extent allowed by Amboy’s bank agreement. The term portion of Amboy’s loan matured in October 2003, and the $2,000 revolving credit facility was set to expire in August 2005. The revolving credit facility was amended to extend the expiration to August 2007 and increase the facility to $3,000.

In 2003, the Company and its Amboy joint venture partner each purchased a 50% interest in land, which is adjacent to the Amboy property and may be used in connection with the Amboy operations. The Company’s share of the purchase price totaled $1,047 and is reflected in investments in joint ventures. Income from that land was $29 for the year ended December 31, 2005.

For the years ended December 31, 2005 and 2004, the Company received distributions from Amboy and the adjacent land venture totaling $1,625 and $1,925.

The Company’s 2003 equity from earnings of joint ventures in the statement of income includes a gain of $470 resulting from the Company’s sale of its 20% investment in Riovia S.A., a venture whose sole business was the performance of a dredging contract in Argentina and Uruguay.

8.                                      INTANGIBLE ASSETS

At December 31, 2005, the net book value of intangible assets identified with respect to the Transaction is as follows:

	Weighted Average Estimated Life	Cost	Accumulated Amortization	Net
Customer contract backlog	14 months	$4,237	$4,148	$89
Demolition customer relationships	7 years	1,093	529	564
Software and databases	8.5 years	1,209	283	926

Total		$6,539	$4,960	$1,579

In the third quarter of 2005, the Company wrote-down the intangible asset related to demolition customer relationships by $902. This impairment on intangibles was analyzed in conjunction with the goodwill impairment as discussed in Note 5. When the original customer relationship intangible was established in 2003, it required estimation of future annual revenues attributable to certain key customers. Over the past two years, the demolition revenues were generated by a greater variety of customers, rather than being as concentrated as anticipated with these key customers. Therefore, the future revenue expectations related to these particular customers were revised, resulting in this non-cash impairment write-down based on a discounted cash-flow analysis.

Amortization expense related to these intangible assets is estimated to be $311 in 2006 and $263 annually in 2007 through 2010.

9.                                      IMPAIRMENT OF LAND DISPOSAL RIGHTS

The Company owned rights to dispose a certain quantity of dredged material in upland disposal sites in New Jersey. During 2003, the site owner informed Company management that it did not intend to make future disposal sites available for the Company to utilize its disposal rights. Therefore, management determined that recovery of the land rights at their recorded amount was unlikely and recorded an impairment loss of $2,276.

10.                               OTHER NONCURRENT ASSETS

At December 31, 2005 and 2004, other noncurrent assets includes $1,575 of cash held in a new escrow account as security for the Company’s lease rental obligations under one of its long-term equipment operating leases. This cash will be released once the Company achieves certain financial thresholds, or upon conclusion of the lease.

11.                               ACCRUED EXPENSES

Accrued expenses at December 31, 2005 and 2004, are as follows:

	2005	2004
Payroll and employee benefits	$8,927	$4,700
Insurance	6,387	5,022
U.S. income and other taxes	3,170	2,564
Interest rate swap liability	1,598	662
Interest	1,115	799
Equipment leases	933	719
Demolition litigation expense	1,275
Other	2,134	1,935

Total	$24,264	$17,676

12.                               LONG-TERM DEBT

Long-term debt at December 31, 2005 and 2004, is as follows:

	2005	2004
Senior bank debt:
Equipment term loan	$19,500	$21,450
Term loan B	54,300	57,800
Revolving loan	2,000
7 3/4% senior subordinated notes	175,000	175,000

	250,800	254,250
Current maturities of long-term debt	(1,950)	(1,950)

Total	$248,850	$252,300

In December 2003, GLDD entered into a long-term loan with an equipment financing company (“Equipment Term Loan”) to refinance borrowings incurred under its former revolving credit facility to acquire certain equipment that was previously under an operating lease. Principal payments under the Equipment Term Loan total $1,950 annually for each of the next eight years and are to be paid in quarterly installments, with any remaining principal payable in full on December 17, 2013. Interest is paid quarterly at a variable LIBOR-based rate. The Equipment Term Loan agreement also contains provisions that require GLDD to maintain certain financial ratios. Borrowings under the Equipment Term Loan are secured by first lien mortgages on certain operating equipment with a net book value of $20,348 at December 31, 2005.

In connection with the sale, in December 2003, the Company also entered into a new bank credit agreement (“Credit Agreement”) with a group of banks, consisting of a Tranche B Term Loan facility, which matures in 2010, and a $60,000 aggregate revolving credit facility which may be used for borrowings or for letters of credit, which expires in 2008. The terms of the Credit Agreement provide for interest rate spreads based on the Company’s debt level compared to earnings, as defined, and allow for various interest rate options for loan amounts and periods that are selected at the discretion of the Company. Borrowings under the Credit Agreement are secured by first lien mortgages on certain operating equipment of the Company with a net book value of $80,309 at December 31, 2005, and are guaranteed by all domestic subsidiaries of the Company. The Credit Agreement also contains provisions requiring GLDD to maintain certain financial ratios and restricting the Company’s ability to pay dividends, incur indebtedness, create liens, and take certain other actions.

Effective September 30, 2004, the Company amended its Credit Agreement and Equipment Term Loan (collectively, “Senior Credit Facilities”) to allow additional flexibility in its leverage and interest coverage ratios, including replacement of the total leverage ratio with a required minimum EBITDA, as defined in the aforementioned agreements, through 2005. In exchange, the Company’s capital spending limits were reduced and the Company’s borrowing availability under its revolving credit facility was reduced to $45,000 (with a sub-limit of $35,000 for letters of credit and $15,000 for revolver borrowings), until such time that GLDD achieves certain defined financial measures. At December 31, 2005, the Company had $20,147 in undrawn letters of credit relating to foreign contract performance guarantees and insurance payment liabilities and $2,000 borrowed under the revolver. Therefore, at December 31, 2005, the Company had availability of $22,853 (with a sub-limit of $14,853 for the letters of credit and $13,000 for revolver borrowings). At December 31, 2005, the Company was in compliance with its various covenants under its revised Senior Credit Facilities.

Effective February 1, 2006, the Company’s borrowing availability reverted back to the full $60,000 allowed under the original terms of its Credit Agreement with its senior lenders, based on the attainment of the certain defined financial measures in accordance with the terms of the September 2004 amendment to such credit agreement. Additionally, on March 22, 2006, the Company amended its Credit Agreement to increase its sub-limit for letters of credit to $45 million from $35 million.

The Company is required to pay all unpaid principal amounts of its term loan B facility in full at maturity. Annual prepayments of principal may be required to the extent the Company reduces collateral and voluntary prepayments are allowed. In 2005 and 2004, the Company made voluntary prepayments of $3,500 and $2,500, respectively.

At December 31, 2005 and 2004, the Company’s weighted average borrowing rate under its Senior Credit Facilities was 7.9% and 6.4%, respectively. Amortization of financing fees related to the Senior Credit Facilities added 1.0% to the 2005 weighted average borrowing rate. The Company also pays an annual commitment fee of up to 0.750% on the average daily unused capacity available under the revolving credit facility.

On December 22, 2003, GLDD issued $175,000 of 7 3/4% senior subordinated notes (“Notes”) which will mature on December 15, 2013. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt, including borrowings under the Senior Credit Facilities. GLDD’s obligations under the Notes are guaranteed on a senior subordinated basis by all of GLDD’s domestic subsidiaries.

The Company used the proceeds from its new debt, along with equity contribution from its new owners, to provide consideration to its former owners, as well as repay GLDD’s former debt, including its 11 1/4% senior subordinated notes due August 15, 2008. In connection with the extinguishment of these notes in December of 2003, GLDD paid tender and call premiums totaling $9,359, which are reflected as sale-related financing costs in the 2003 consolidated statement of operations. Additionally, in connection with the extinguishment of its old debt structure, GLDD wrote off deferred financing costs totaling $3,754, which is also reflected as sale-related financing costs in the 2003 consolidated statement of operations.

Financing fees and amendment fees related to the Senior Credit Facilities and the Notes are deferred and amortized over the respective terms of the borrowings.

The schedule of principal payments required under the Company’s long-term debt at December 31, 2005, is as follows:

2006	$1,950
2007	1,950
2008	3,950
2009	1,950
2010	1,950
Thereafter	239,050

250,800
Less current portion	(1,950)

Total	$248,850

The Company sometimes enters into capital lease arrangements to finance the acquisition of dozers, excavators and automobiles. The current portion of capital lease obligations, in the amounts of $933 and $719, is included in accrued expenses at December 31, 2005 and 2004, respectively. The long-term portion of these leases is included in other long-term liabilities and totaled $992 and $1,140, respectively. The terms of these leases extend through 2008. The net book value of these assets was $2,598 and $1,676 at December 31, 2005 and 2004, respectively.

13.                               RISK MANAGEMENT ACTIVITIES

The Company uses derivative instruments to manage commodity price, interest rate, and foreign currency exchange risks. Such instruments are not used for trading purposes. As of December 31, 2005, the Company is party to various swap arrangements to hedge the price of a portion of its diesel fuel purchase requirements for work in its backlog to be performed through May 2006. As of December 31, 2005, there were 2.5 million gallons remaining on these contracts. Under these agreements, the Company will pay fixed prices ranging from $1.48 to $1.99 per gallon. At December 31, 2005 and 2004, the fair value of these contracts was estimated to be a liability of $344 and $36, respectively, based on quoted market prices. The fair value at December 31, 2005 and 2004 is recorded in accrued liabilities on the balance sheet.

The Company has designated its fuel hedge arrangements as cash flow hedges, resulting in the following activity in accumulated other comprehensive (loss), net of income taxes:

	2005	2004
Accumulated other comprehensive income as of January 1	$(22)	$—
Net gains reclassified into costs of contract revenues from accumulated other comprehensive income—net of tax	(1,838)	(1,654)
Change in fair value of derivatives—net of tax	1,651	1,632

Accumulated other comprehensive loss as of December 31	$(209)	$(22)

Ineffectiveness related to these fuel hedge arrangements was determined to be immaterial. The remaining gains or losses included in accumulated other comprehensive loss at December 31, 2005 will be reclassified into earnings over the next five months, corresponding to the period during which the hedged fuel is expected to be utilized.

In February 2004, the Company entered into an interest rate swap arrangement to swap a notional amount of $50,000 from a fixed rate of 7.75% to a floating LIBOR-based rate in order to manage the interest rate paid with respect to the Company’s 7 3/4% senior subordinated notes. The fair value of the swap at December 31, 2005 was a liability of $1,598 and is recorded in accrued expenses. The swap is not accounted for as a hedge; therefore, the changes in fair value are recorded as adjustments to interest expense in each reporting period. In 2005 the Company made settlement payments under the swap totaling $245, which are recorded as interest expense and in 2004, the Company received settlement payments under the swap totaling $526, which are recorded as a reduction to interest expense.

The Company had no foreign currency hedge contracts outstanding at December 31, 2005 or 2004.

14.                               INCOME TAXES

The provision (benefit) for income taxes is as follows:

	Successor Company		Predecessor Company
	2005	2004	2003
Federal:
Current	$(24)	$—	$(3,521)
Deferred	(1,420)	(5,823)	3,553

State:
Current	614	456	561
Deferred	(275)	(365)	353

Foreign:
Current	(259)	1,366	372

Total	$(1,364)	$(4,366)	$1,318

The Company’s income tax provision (benefit) reconciles to the provision at the statutory U.S. federal income tax rate as follows:

	Successor Company		Predecessor Company
	2005	2004	2003
Tax (benefit) provision at statutory U.S. federal income tax rate	$(2,742)	$(5,298)	$(67)
Write-off of goodwill	1,637
Foreign taxes deducted—net of federal income tax benefit	(226)	901	246
State income tax—net of federal income tax benefit	130	(64)	723
Other	(163)	95	416

Income tax (benefit) provision	$(1,364)	$(4,366)	$1,318

During the third quarter of 2005, the Company performed its annual assessment for the impairment of goodwill related to its demolition business. Based upon the results of this assessment the Company recorded a non-cash write-down of $4,816 which impacted the federal tax provision for the year ended December 31, 2005, as noted above.

For the year ended December 31, 2005, the Company’s income tax provision includes foreign income tax expense of $159 and interest expense of $96 resulting from the settlement of a foreign tax obligation related to the 1999 taxable year.

At December 31, 2005 and 2004, the Company had net operating loss carryforwards for federal income tax purposes of approximately $4,854 and $15,049, respectively, which will expire in 2024. At December 31, 2005 and 2004 the Company had net operating loss carryforwards for state income tax purposes totaling $6,948 and $11,307 respectively, which will expire between 2010 and 2024.

The Company has recorded reserves for contingent income tax liabilities with respect to loss contingencies that are deemed probable of occurrence. Such amounts total $3,120 and are included in income taxes payable at December 31, 2005. These loss contingencies relate primarily to the classification of transaction expenses incurred in connection with the Company’s sale in December 2003, the taxation of foreign earnings, and state income tax issues.

The Company’s deferred tax assets (liabilities) at December 31, 2005 and 2004, are as follows:

	Successor Company
	2005	2004
Net deferred tax assets:
Accrued liabilities	$5,321	$6,046
Net operating loss carry-forward benefit	2,188	5,729

	7,509	11,775

Net deferred tax liabilities:
Depreciation and amortization	(90,432)	(96,410)
Other	(278)	(381)

	(90,710)	(96,791)

Total net deferred tax liabilities	$(83,201)	$(85,016)

As reported in the balance sheet:
Net current deferred tax assets (included in other current assets)	$4,953	$5,413
Net non-current deferred tax liabilities	(88,154)	(90,429)

Total net deferred tax liabilities	$(83,201)	$(85,016)

15.                               LEASE COMMITMENTS

The Company leases certain operating equipment and office facilities under long-term operating leases expiring at various dates through 2020. The equipment leases contain renewal or purchase options that specify prices at the then fair market value upon the expiration of the lease terms. The leases also contain default provisions that are triggered by an acceleration of debt maturity under the terms of the Company’s Credit Agreement, and one lease arrangement requires that GLDD maintain certain financial ratios comparable to those required by its Senior Credit Facilities. Additionally, the leases typically contain provisions whereby the Company indemnifies the lessors for the tax treatment attributable to such leases based on the tax rules in place at lease inception. The tax indemnifications do not have a contractual dollar limit. To date, no lessors have asserted any claims against the Company under these tax indemnification provisions.

Future minimum operating lease payments for the years ending December 31 are as follows:

2006	$14,172
2007	13,464
2008	12,794
2009	11,527
2010	8,201
Thereafter	53,981

Total minimum lease payments	$114,139

Total rent expense under long-term operating lease arrangements for the years ended December 31, 2005, 2004, and 2003, was $16,344, $15,109 and $17,397, respectively. This excludes expenses for equipment and facilities rented on a short-term, as-needed basis.

16.                               RETIREMENT PLANS

The Company sponsors two 401(k) savings plans, one covering substantially all non-union salaried employees (“Salaried Plan”) and the second covering its non-union hourly employees (“Hourly Plan”). Under both plans, individual employees may contribute a percentage of compensation and the Company will match a portion of the employees’ contributions. Additionally, the Salaried Plan includes a profit-sharing component, permitting the Company to make discretionary employer contributions to all eligible employees of the Salaried Plan. The Company’s expense for matching and discretionary contributions for 2005, 2004, and 2003, was $2,944, $1,975 and $2,879, respectively. On January 1, 2003, the Company adopted a third 401(k) savings plan specifically for employees that are members of the Company’s tugboat union. Participation in and contributions to this plan are not significant.

The Company also contributes to various multi-employer pension plans pursuant to collective bargaining agreements. In the event of a plan’s termination or Company withdrawal from a plan, the Company may be liable for a portion of the plan’s unfunded vested benefits. As of December 31, 2005, unfunded amounts, if any, are not significant. Total contributions to multi-employer pension plans for the years ended December 31, 2005, 2004, and 2003, were $5,218, $4,410 and $5,000, respectively.

17.                               SEGMENT INFORMATION

The Company and its subsidiaries currently operate in two reportable segments: dredging and demolition. The Company’s financial reporting systems present various data for management to run the business, including profit and loss statements prepared according to the segments presented. Management uses operating income to evaluate performances between the two segments. Segment information for 2005, 2004, and, 2003 is provided as follows:

	Successor Company			Predecessor Company
	2005	2004	December 31, 2003	Jan 1-Dec 31, 2003
Dredging
Contract revenues	$374,262	$313,807	$—	$360,830
Operating income	15,176	1,484		29,655
Depreciation and amortization	23,187	24,923		15,261
Total assets	469,914	466,794	474,803
Property and equipment—net	236,468	252,508	259,956
Goodwill	79,097	79,570	80,475
Investment in equity method investee	8,605	7,965	7,551
Capital expenditures	10,935	21,535		35,796

Demolition
Contract revenues	$49,137	$37,055	$—	$37,970
Operating income	(2,514)	926		2,447
Depreciation and amortization	1,499	1,930		1,033
Total assets	37,323	41,841	48,141
Property and equipment—net	4,381	4,086	4,176
Goodwill	19,650	23,993	23,442
Investment in equity method investee Capital expenditures	1,710	1,550		1,854

Total
Contract revenues	$423,399	$350,862	$—	$398,800
Operating income	12,662	2,410		32,102
Depreciation and amortization	24,686	26,853		16,294
Total assets	507,237	508,635	522,944
Property and equipment—net	240,849	256,594	264,132
Goodwill	98,747	103,563	103,917
Investment in equity method investee	8,605	7,965	7,551
Capital expenditures	12,645	23,085		37,650

The Company aggregates the revenue related to its dredging projects into the following types of work:

	Successor Company		Predecessor Company
	2005	2004	2003
Capital dredging—U.S.	$161,125	$141,674	$203,699
Capital dredging—foreign	47,402	62,862	60,922
Beach nourishment dredging	92,746	51,289	47,858
Maintenance dredging	72,989	57,982	48,351

Total	$374,262	$313,807	$360,830

The Company derived revenues and gross profit from foreign project operations for the years ended December 31, 2005, 2004, and 2003, as follows:

	Successor Company		Predecessor Company
	2005	2004	2003
Contract revenues	$47,402	$62,862	$60,922
Costs of contract revenues	(43,066)	(54,462)	(56,930)

Gross profit	$4,336	$8,400	$3,992

The majority of the Company’s long-lived assets are marine vessels and related equipment. At any point in time, the Company may employ certain assets outside of the U.S., as needed, to perform work on the Company’s foreign projects. As of December 31, 2005, long-lived assets with a net book value of $48,878 were employed outside of the U.S.

Certain foreign projects performed by the Company have warranty periods, typically spanning no more than three to five years beyond project completion, whereby the Company retains responsibility to maintain the project site to certain specifications during the warranty period. Generally, any potential liability of the Company is mitigated by insurance, shared responsibilities with consortium partners, and/or recourse to owner-provided specifications. The Company does not anticipate having to perform under its warranty provisions; therefore, no liability has been reflected at December 31, 2005 or 2004 related to its potential warranty obligations.

18.                               CONCENTRATIONS OF RISK

The Company’s primary dredging customer is the U.S. Army Corps of Engineers (the “Corps”), which has responsibility for federally funded projects related to navigation and flood control. In 2005, 2004 and 2003, 70.2%, 67.2% and 65.3%, respectively, of contract revenues were earned from dredging contracts with federal government agencies, including the Corps as well as other federal entities such as the U.S. Coast Guard and U.S. Navy. At December 31, 2005 and 2004, approximately 62.7% and 68.2%, respectively, of accounts receivable, including contract revenues in excess of billings, were due on dredging contracts with federal government agencies. The Company depends on its ability to continue to obtain federal government dredging contracts, and indirectly, on the amount of federal funding for new and current government dredging projects. Therefore, the Company’s dredging operations can be influenced by the level and timing of federal funding.

19.                               COMMITMENTS, CONTINGENCIES AND UNCERTAINTIES

Performance and bid bonds are customarily required for dredging and marine construction projects, as well as some demolition projects. The Company obtains its performance and bid bonds through a bonding agreement with a surety company that has been granted a security interest in a substantial portion of the Company’s operating equipment with a net book value of $83.5 million at December 31, 2005. The bonding agreement contains provisions requiring the Company to maintain certain financial ratios and restricting the Company’s ability to pay dividends, incur indebtedness, create liens, and take certain other actions. The bonding agreement was amended effective September 30, 2004, to revise the minimum net worth requirements. At December 31, 2005, the Company was in compliance with its various covenants under the bonding agreement, as revised. Bid bonds are generally obtained for a percentage of bid value and amounts outstanding typically range from $5 to $10 million. At December 31, 2005, the Company had outstanding performance bonds valued at approximately $330 million; however, the revenue value remaining in backlog related to these projects totaled approximately $155 million.

As is customary with negotiated contracts and modifications or claims to competitively-bid contracts with the federal government, the government has the right to audit the books and records of the Company to ensure compliance with such contracts, modifications or claims and the applicable federal laws. The government has the ability to seek a price adjustment based on the results of such audit. Any such audits have not had and are not expected to have a material impact on the financial position, operations or cash flows of the Company.

The Company is a party to numerous collective bargaining agreements in the U.S. that govern its relationships with its unionized hourly workforce. However, four primary agreements apply to approximately 84% of such employees. The Company’s contracts with Local 25 Operators Union for the northern and southern regions, representing approximately 51% of its unionized workforce, are set to expire in September 2006. The Company is in negotiations and expects to be able to renew the agreement in a timely manner without any significant impact to operations. The Company has not experienced any major labor disputes in the past five years and believes it has good relationships with its significant unions; however, there can be no assurances that the Company will not experience labor strikes or disturbances in the future.

In the normal course of business, the Company is a defendant in various legal proceedings. Except as described below, the Company is not currently a party to any material legal proceedings or environmental claims.

On February 10, 2004, the Company was served with a subpoena to produce documents in connection with a federal grand jury convened in the United States District Court for the District of South Carolina. The Company believes the grand jury has been convened to investigate the United States dredging industry in connection with work performed for the U.S. Army Corp of Engineers. The Company continues to comply with the Justice department’s requests and Company management believes that it has provided substantially all of the documents that have been requested to this point.

In addition to the documents requested, seven employees or former employees of the Company have now been interviewed or have testified before the grand jury.

In 1999, the Boston Housing Authority (“BHA”), for whom the Company’s demolition business, NASDI, had worked, asserted that NASDI and its subcontractors were responsible for improperly disposing of some contaminated materials. At the time the Company acquired NASDI in 2001, it was believed that NASDI had sufficient recourse in the matter and that any potential liability would be minimal. However, since 2001, certain of the insurance carriers that would be responsible for this matter have gone bankrupt. Negotiations between the parties have continued to progress, and in the third quarter of 2004, the case went before a judge in the Massachusetts court system who advised NASDI and the subcontractors to accept a settlement with the BHA. Therefore, in the third quarter of 2004, the Company recorded a $1.3 million charge for NASDI’s share of this potential settlement liability. This final settlement was paid in the fourth quarter of 2005. Company management believes there is no further liability to the Company related to this matter.

On January 19, 2005, the Company, along with its joint-venture partners on the Port of Los Angeles Deepening Project, received a request for information from the United States Environmental Protection Agency (“EPA”) pursuant to section 308(a) of the Clean Water Act. The EPA is investigating alleged dredging of unauthorized material and unauthorized discharge of that material at various locations in federally regulated waters of the U.S. relating to this project. The Company performed this project under a contract with the Los Angeles district of the Corps and believes it was in compliance with the contract specifications. The Company has complied with the request for information and has received no further response from the EPA. It is management’s understanding that the Corps is currently addressing this matter with the EPA in Washington, as this is a national policy issue. Therefore, the Company believes the EPA request it has received will not result in any further action against the Company.

On August 15, 2003, a claim was brought in the Landesgericht (District Court) of Berlin, Germany against Great Lakes by Hafemeister Erd-und Tiefbau GmbH, a German construction company. On June 8, 2004, Great Lakes was served with notice of this claim, alleging that in 2000 the Company along with a Dutch company wrongfully withdrew from a consortium prior to the submission of a tender for a project to be performed in Germany. The claimant is seeking damages from its inability to bid on or perform the works in the amount of approximately €21,000. Great Lakes filed a petition with the German courts to seek dismissal of the claim for lack of factual and legal merit. A hearing occurred in December 2005 and the claim was dismissed. Although the claimant has the right to appeal the dismissal, Company management believes there will be no liability to the Company related to this matter.

20.                               SUBSEQUENT EVENTS

On June 20, 2006 the Company signed an Agreement and Plan of Merger (“Agreement”) with Aldabra Acquisition Corporation. Aldabra is a blank check company formed for the purpose of investing in a business to build long term value. Under the terms of the Agreement, the Company will merge with a subsidiary of Aldabra and GLDD Acquisitions’ stockholders will receive common stock of Aldabra. Aldabra will then merge into an indirect wholly-owned subsidiary and, in connection with this holding company merger, the stockholders of Aldabra (including the former GLDD Acquisitions’ stockholders) will receive stock in a new holding company, which will shortly after closing be renamed

Great Lakes Dredge & Dock Corporation. The surviving corporation will be owned approximately 67% by affiliates of MDP and approximately 5% by Great Lakes’ management (based on Aldabra’s current price per share and assuming no exercise of conversion rights by Aldabra stockholders), before giving effect to the exercise of any outstanding Aldabra warrants. The available cash of Aldabra will be used to pay down the Company’s senior bank term debt. GLDD’s $175,000 of 7 3/4% Senior Subordinated Notes due 2013 will remain outstanding.

The transaction has been approved by the boards of both Great Lakes and Aldabra, but is subject to customary closing conditions including review under the Hart-Scott-Rodino Act and the approval of Aldabra’s stockholders. In addition, the closing is conditioned on the holders of fewer than 20% of the shares of common stock of Aldabra issued in its initial public offering voting against the transaction and electing to convert those shares into cash, as permitted by Aldabra’s certificate of incorporation. The transaction is anticipated to close during the fall of 2006.

On April 24, 2006, a class action complaint was filed in the US District Court for the Eastern District of Louisiana, on behalf of citizens of Louisiana who suffered property damage from the waters that flooded New Orleans after Hurricane Katrina hit the area. The suit names Great Lakes Dredge & Dock Company, along with numerous other dredging companies who have completed projects on behalf of the Army Corps of Engineers in the Mississippi River Gulf Outlet (“MRGO”), and the Federal government as defendants. The complaint alleges that dredging of MRGO caused the destruction of the Louisiana wetlands which provide a natural barrier against storms and hurricanes. This loss of natural barriers then contributed to the failure of the levees upon the impact of Hurricane Katrina which allowed the floodwaters to damage plaintiffs’ property. Among other assertions is negligence in violation of the Water Pollution Control Act. The amount of damages is not stated but would be presumed to be significant. The Company believes it has meritorious defenses and does not believe this claim will have a material adverse impact on the business or results of operations and cash flows.

21.                               Unaudited pro forma earnings per share

The pro forma earnings per share amounts in the financial statements are presented taking into account the increase in the number of shares the stockholders of the Company will receive upon the merger of the Company into a subsidiary of Aldabra Acquisition Corporation. At the closing of the merger, Aldabra will issue common stock, par value of $0.0001 per share, to the stockholders of GLDD Acquisitions Corp. and the Company will recapitalize its common share capital and preferred share capital. At closing, the value is assumed to be $160,000,000, which is subject to adjustments for actual net working capital and debt at closing. The number of shares issued will be based upon the average closing price of Aldabra common stock for the ten trading days ending on the third trading day prior to the consummation of the merger. The number of Aldabra shares issuable in connection with the transaction will be the greater of $160,000,000 divided by the average trading price and 27,273,000 shares (in each case subject to net working capital and net indebtedness adjustments), but in no event to exceed 40,000,000 shares. The pro forma number of shares were calculated using the September 25,

2006 closing price of Aldabra common stock and assuming no post-closing net working capital or net indebtedness adjustments.

Deemed value of the Company	$160,000,000
Closing price of Aldabra common stock on September 25, 2006	÷5.67

	28,218,695	shares

The pro forma earnings per share was then calculated using net income (loss) divided by the pro forma number of shares as described.

******

AMBOY AGGREGATES (A JOINT VENTURE)

REPORT ON FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

AND REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Report of Independent Public Accountants

To the Partners

Amboy Aggregates

We have audited the accompanying balance sheets of Amboy Aggregates (A Joint Venture) as of December 31, 2005 and 2004, and the related statements of income and partners’ capital and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amboy Aggregates (A Joint Venture) as of December 31, 2005 and 2004, and its results of operations and cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP
Roseland, New Jersey
January 16, 2006

AMBOY AGGREGATES (A JOINT VENTURE)

BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$291,195	$941,523
Accounts and note receivable, net of allowance for doubtful accounts of $288,269	4,819,547	4,988,324
Inventory	2,375,557	1,474,925
Prepaid expenses and other current assets	162,789	217,762
Due from general partners		10,331
Due from affiliates	112,379

Total current assets	7,761,467	7,632,865

Property, plant and equipment, net of accumulated depreciation	5,195,665	5,291,008
Investment in joint venture	3,451,615	2,900,017
Permits, net of accumulated amortization of $73,798 and $38,841	294,674	228,586

Totals	$16,703,421	$16,052,476

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$1,220,111	$1,065,532
Accrued expenses and other current liabilities	271,483	911,967
Due general partners	3,096
Due affiliates		89,154

Total current liabilities	1,494,690	2,066,653

Commitments and contingencies

Partners’ capital	15,208,731	13,985,823

Totals	$16,703,421	$16,052,476

See Notes to Financial Statements.

AMBOY AGGREGATES (A JOINT VENTURE)

STATEMENTS OF INCOME AND PARTNERS’ CAPITAL

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
Revenue:
Net sales	$28,362,519	$29,823,487	$23,956,595
Interest	6,153		58

Totals	28,368,672	29,823,487	23,956,653

Costs and expenses:
Cost of sales	22,753,086	24,056,131	21,314,868
Selling	218,351	202,722	277,414
General and administrative	1,836,329	1,562,289	1,202,526
Interest	14,596	31,307	72,460

Totals	24,822,362	25,852,449	22,867,268

Income from operations	3,546,310	3,971,038	1,089,385
Equity in income of joint venture	1,051,598	706,039	814,507

Net income	4,597,908	4,677,077	1,903,892

Partners’ capital, beginning of year	13,985,823	13,008,746	11,104,854

Distributions	(3,375,000)	(3,700,000)

Partners’ capital, end of year	$15,208,731	$13,985,823	$13,008,746

See Notes to Financial Statements.

AMBOY AGGREGATES (A JOINT VENTURE)

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
Operating activities:
Net income	$4,597,908	$4,677,077	$1,903,892
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,303,561	1,243,757	1,382,336
Amortization of deferred charges and permits	34,957	22,326	25,086
Provision for doubtful accounts			120,000
Equity in income of joint venture, net of dividends received of $500,000 and $1,060,000 in 2005 and 2004	(551,598)	353,961	(814,507)
Changes in operating assets and liabilities:
Accounts receivable	168,777	(1,239,836)	(960,794)
Inventory	(900,632)	694,375	141,362
Prepaid expenses and other current assets	54,973	(24,696)	(23,273)
Due from general partners and affiliates	(188,106)	(151,589)	126,460
Accounts payable	154,579	(63,971)	167,263
Accrued expenses and other liabilities	(640,484)	400,048	71,972

Net cash provided by operating activities	4,033,935	5,911,452	2,139,797

Investing activities:
Capital expenditures	(1,208,218)	(573,413)	(345,097)
Increase in permits	(101,045)	(99,900)	(8,664)

Net cash used in investing activities	(1,309,263)	(673,313)	(353,761)

Financing activities:
Payments of long-term debt			(1,592,517)
Repayments of note payable—bank		(900,000)	(100,000)
Distributions	(3,375,000)	(3,700,000)

Net cash used in financing activities	(3,375,000)	(4,600,000)	(1,692,517)

Net increase (decrease) in cash and cash equivalents	(650,328)	638,139	93,519

Cash and cash equivalents, beginning of year	941,523	303,384	209,865

Cash and cash equivalents, end of year	$291,195	$941,523	$303,384

Supplemental disclosure of cash flow data:
Interest paid	$14,596	$31,307	$72,460

Supplemental disclosure of noncash investing and financing activities:
Equipment purchased with liability to affiliates			$120,000

See Notes to Financial Statements.

AMBOY AGGREGATES (A JOINT VENTURE)

NOTES TO FINANCIAL STATEMENTS

Note 1—Organization and business:

Amboy Aggregates (the “Partnership”) was established on January 1, 1989 as an equal Joint Venture between Great Lakes Dredge and Dock Company and Ralph Clayton and Sons Materials, L.P.

The Partnership operates principally in one business segment which is to dredge, process, transport and sell fine aggregate in the New York Metropolitan area.

Note 2—Summary of significant accounting policies:

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash equivalents:

The Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Concentrations of credit risk:

Financial instruments which potentially subject the Partnership to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Partnership maintains its cash and cash equivalents with high credit quality financial institutions. At times, the Partnership’s cash and cash equivalents exceed the current insured amount under the Federal Deposit Insurance Corporation of $100,000. At December 31, 2005, the Partnership had cash and cash equivalents with one bank that exceeded Federally insured limits in the amount of approximately $587,000.

The Partnership generally extends credit to its customers, a significant portion of which are in the construction industry. During 2005, 2004 and 2003, approximately 70%, 79% and 85%, respectively, of the Partnership’s net sales were derived from nonrelated major customers who accounted for approximately $4,011,000 and $3,793,000 of the accounts receivable balance at December 31, 2005 and 2004, respectively.

The Partnership closely monitors the extension of credit to its customers while maintaining allowances for potential credit losses. On a periodic basis, the Partnership evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. Management does not believe that significant credit risk exists at December 31, 2005.

Inventory:

Inventory is stated at the lower of cost, determined using the first-in, first-out (FIFO) method, or market.

Property, plant and equipment:

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets.

Investment in joint venture:

The investment is recorded on the equity method.

Permits:

Costs incurred in connection with obtaining permits to dredge the Partnership’s products are amortized on the straight-line basis over the term of the related permits.

Revenue recognition:

Sales are recognized when revenue is realized or becomes realizable and has been earned. In general, revenue is recognized when the earnings process is complete and collectibility assured which is usually upon shipment of the product. Amounts billed related to shipping and handling are included in revenue.

Shipping costs:

Shipping and handling costs, which are included in cost of sales, amounted to $3,553,179, $3,756,740 and $5,455,341 in 2005, 2004 and 2003, respectively.

Income taxes:

Income or loss of the Partnership is includible in the income tax returns of the partners in proportion to their respective interests. Accordingly, there is no provision for income taxes in the accompanying financial statements.

Note 3—Inventory:

Inventory consists of the following:

	2005	2004
Raw materials	$780,860	$833,300
Finished goods	1,493,317	544,885
Supplies	101,380	96,740

Totals	$2,375,557	$1,474,925

Note 4—Property, plant and equipment:

Property, plant and equipment consists of the following:

	Range of Estimated Useful Lives (Years)	2005	2004
Land		$677,408	$677,408
Plant and equipment	3 to 15	8,992,476	8,195,020
Delivery equipment (Scows)	10 to 20	8,582,676	8,323,441
Dredging system	15 to 20	14,542,109	14,453,763
Office equipment and trailers	10	244,601	244,601
Automobiles and trucks	3 to 5	201,943	306,035

		33,241,213	32,200,268
Less accumulated depreciation		28,045,548	26,909,260

Totals		$5,195,665	$5,291,008

Note 5—Investment in joint venture:

The Partnership has a 50% interest in a joint venture whose principal business activity is to process and sell fine aggregate and stone to additional markets in the New York Metropolitan area.

In 2005 and 2004, the joint venture distributed $500,000 and $1,000,000, respectively, to the other 50% member of the joint venture.

Summarized financial information of the joint venture as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 is as follows:

	2005	2004
Balance sheet data:
Assets:
Current assets	$8,391,997	$6,265,184
Property, plant and equipment	900,127	790,092
Other	50,000	25,027

Total assets	$9,342,124	$7,080,303

	2005	2004	2003
Balance sheet data (concluded):
Liabilities and members’ equity:
Liabilities:
Current liabilities	$2,438,895	$1,190,494
Other		89,775

Total liabilities	2,438,895	1,280,269
Members’ equity	6,903,229	5,800,034

Total liabilities and members’ equity	$9,342,124	$7,080,303

Income statement data:
Net sales	$26,451,926	$18,881,345	$16,909,173
Costs and expenses	24,348,731	17,469,267	15,280,158

Net income	$2,103,195	$1,412,078	$1,629,015

Note 6—Accrued expenses and other current liabilities:

Accrued expenses and other current liabilities consist of the following:

	2005	2004
Compensation	$271,483	$855,433
Union health and welfare		56,534

Totals	$271,483	$911,967

Note 7—Credit facility:

The Partnership has available a $3,000,000 revolving credit facility, borrowings under which are secured by the Partnership’s accounts receivable and inventory and bear interest at either the bank’s base rate or the 60/90 day LIBOR plus 130 basis points and which expires on August 31, 2007. There is a stand-by fee of 1/2% per year on the unused portion of the revolving credit facility. The Partnership had no outstanding borrowings under the revolving credit facility at December 31, 2005 and 2004.

Note 8—Retirement plans:

Pension plan:

Employees covered by a union agreement are included in a multi-employer pension plan to which the Partnership makes contributions in accordance with the contractual union agreement. The Partnership made contributions of $397,064, $326,821 and $268,665 during the years ended December 31, 2005, 2004 and 2003, respectively. Plan benefit and net asset data for the multi-employer pension plan for union employees are not available.

401(k) plan:

The Partnership maintains a retirement plan qualifying under Section 401(k) of the Internal Revenue Code which allows eligible employees to defer a portion of their income through contributions to the plan. Under the provisions of the plan, the Partnership makes contributions for the benefit of the employees, subject to certain limitations. The Partnership’s contributions for the years ended December 31, 2005, 2004 and 2003 were $87,888, $83,231, $76,255, respectively.

Note 9—Commitments and contingencies:

License agreement:

The Partnership has a license agreement with the State of New Jersey which enables the Partnership to dredge in the Ambrose Channel for commercial sand. Under this agreement, the State of New Jersey receives a royalty fee based on the amount of material dredged of $.47 per cubic yard. Royalties charged to operations during the years ended December 31, 2005, 2004 and 2003 amounted to $748,405, $1,012,891 and $832,420, respectively.

Operating leases:

The Partnership leases property and equipment under operating leases which expire on various dates through July 2011. The equipment leases provide for purchase options at the end of the fifth and tenth year. Rent expense approximated $436,000, $461,000 and $404,000 in 2005, 2004 and 2003, respectively. Future minimum lease payments under the operating leases in each of the five years subsequent to December 31, 2005 and thereafter are as follows:

Year Ending December 31,	Amount
2006	$455,608
2007	462,499
2008	319,562
2009	283,951
2010	149,711
Thereafter	29,249

Total	$1,700,580

Litigation:

In 2005, the City of South Amboy adopted a resolution declaring the Partnership’s property in need of redevelopment. The determination is currently on appeal before the courts and the ultimate outcome is not determinable.

Additionally, in the ordinary course of business, the Partnership is a party in various legal proceedings. In the opinion of management, resolution of these claims is not expected to have a material adverse impact on the financial position or results of operations of the Partnership.

Note 10—Related party transactions:

During 2005, 2004 and 2003, the Partnership had sales to the joint venture and the other 50% member of the joint venture aggregating approximately $1,230,000, $720,000 and $732,000, respectively. In addition, during 2005, 2004 and 2003, the Partnership purchased merchandise from the joint venture aggregating approximately $2,858,000, $1,737,000 and $1,981,000, respectively. Also during 2003, the Partnership purchased equipment from the joint venture totaling $120,000. Amounts due to/from affiliates at December 31, 2005 and 2004 arose from these transactions.

During 2005, the Partnership purchased merchandise from one of its members for approximately $42,000. Amounts due general partners arose from these transactions.

During 2004 and 2003, the Partnership had sales to one of its members of $49,000 and $204,000, respectively. Amounts due from general partners arose from these transactions.

During 2005, 2004 and 2003, the Partnership paid rent to an entity whose members are partners of the Partnership totaling $180,000, $180,000 and $150,000, respectively. The lease, which requires monthly payments of $15,000, expires in February 2008.